Exhibit No. 99.(d)(3)

Amended Schedule B

Fee Schedule

Effective November 1, 2016, the compensation payable under Paragraph 4 of the Investment Advisory Agreement between Harding, Loevner Funds, Inc. and Harding Loevner LP shall be as follows:

Portfolio	Advisory Fee (expressed as a percentage of each portfolio’s average daily net assets)
	First $1 Billion	Next $1 Billion	Next $1 Billion	Over $3 Billion	Over $4 Billion	Over $5 Billion
Harding Loevner Global Equity Portfolio	0.80%	0.78%	0.76%	0.74%	0.74%	0.74%
Harding Loevner International Equity Portfolio	0.75%	0.73%	0.71%	0.69%	0.67%	0.65%
Harding Loevner International Small Companies Portfolio	1.15%	1.15%	1.15%	1.15%	1.15%	1.15%
Harding Loevner Institutional Emerging Markets Portfolio	1.15%	1.13%	1.11%	1.09%	1.09%	1.09%
Harding Loevner Emerging Markets Portfolio	1.15%	1.13%	1.11%	1.09%	1.09%	1.09%
Harding Loevner Frontier Emerging Markets Portfolio	1.50%	1.48%	1.48%	1.48%	1.48%	1.48%

HARDING, LOEVNER FUNDS, INC.		HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter	By:	/s/ Charles S. Todd
Name:	Richard T. Reiter	Name:	Charles S. Todd
Title:	President	Title:	Chief Financial Officer and Treasurer

HARDING LOEVNER LP		HARDING LOEVNER LP

By:	/s/ David R. Loevner	By:	/s/ Lori M. Renzulli
Name:	David R. Loevner	Name:	Lori M. Renzulli
Title:	President and Chief Executive Officer	Title:	Chief Counsel and Chief Compliance Officer